Exhibit 99.1

Mercury General Corporation Announces First Quarter Results and Declares Quarterly Dividend

LOS ANGELES, April 30, 2018 /PRNewswire/ -- Mercury General Corporation (NYSE: MCY) reported today for the first quarter of 2018:

Consolidated Highlights

	Three Months Ended March 31,		Change
	2018	2017	$	%
(000's except per-share amounts and ratios)
Net premiums earned	$808,084	$789,770	$18,314	2.3
Net premiums written (1)	$861,267	$811,594	$49,673	6.1

Net (loss) income	$(42,607)	$26,980	$(69,587)	(257.9)
Net (loss) income per diluted share	$(0.77)	$0.49	$(1.26)	(257.1)

Operating income (1)	$3,794	$11,081	$(7,287)	(65.8)
Operating income per diluted share (1)	$0.07	$0.20	$(0.13)	(65.0)
Catastrophe losses (2)	$9,000	$30,000	$(21,000)	(70.0)
Combined ratio (3)	103.8%	103.1%	—	0.7 pts

(1)

These measures are not based on U.S. generally accepted accounting principles ("GAAP"), are defined in "Information Regarding GAAP and Non-GAAP Measures" and are reconciled to the most directly comparable GAAP measures in "Supplemental Schedules."

(2)

The 2018 catastrophe losses were primarily attributable to winter storms and mudslides in California and winter storms in the states along the Atlantic Seaboard. The 2017 catastrophe losses were primarily due to severe rainstorms in California.

(3)

The Company experienced unfavorable development of approximately $43 million and $4 million on prior accident years' loss and loss adjustment expense reserves for the three months ended March 31, 2018 and 2017, respectively. The majority of the unfavorable development in 2018 was attributable to higher than estimated California automobile losses resulting from severity in excess of expectations for bodily injury claims, while the majority of the unfavorable development in 2017 was attributable to higher than estimated California property losses.

Investment Results

	Three Months Ended March 31,
	2018	2017
(000's except average annual yield)
Average invested assets at cost (1)	$3,629,913	$3,502,870
Net investment income (2)
Before income taxes	$31,510	$31,169
After income taxes	$28,396	$27,319
Average annual yield on investments - after income taxes (2)	3.1%	3.1%

(1)

Fixed maturities and short-term bonds at amortized cost; equities and other short-term investments at cost. Average invested assets at cost are based on the monthly amortized cost of the invested assets for each period.

(2)

Net investment income before and after income taxes increased slightly due to higher average invested assets. Average annual yield on investments after income taxes for the three months ended March 31, 2018 benefited modestly from the lower tax rate effective January 1, 2018 applied to the taxable investment income.

The Board of Directors declared a quarterly dividend of $0.6250 per share. The dividend will be paid on June 28, 2018 to shareholders of record on June 14, 2018.

Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers in many states. For more information, visit the Company's website at www.mercuryinsurance.com. The Company will be hosting a conference call and webcast today at 10:00 A.M. Pacific Time (1:00 P.M. Eastern Time) where management will discuss results and address questions. The teleconference and webcast can be accessed by calling (877) 807-1888 (USA), (706) 679-3827 (International) or by visiting www.mercuryinsurance.com. A replay of the call will be available beginning at 1:30 P.M. Pacific Time and running through May 7, 2018. The replay telephone numbers are (855) 859-2056 (USA) or (404) 537-3406 (International). The conference ID# is 97643189. The replay will also be available on the Company's website shortly following the call.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Certain statements contained in this report are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company's insurance products, inflation and general economic conditions, including general market risks associated with the Company's investment portfolio; the accuracy and adequacy of the Company's pricing methodologies; catastrophes in the markets served by the Company; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company's loss reserves in general; the Company's ability to obtain and the timing of the approval of premium rate changes for insurance policies issued in states where the Company operates; legislation adverse to the automobile insurance industry or business generally that may be enacted in the states where the Company operates; the Company's success in managing its business in non-California states; the presence of competitors with greater financial resources and the impact of competitive pricing and marketing efforts; the ability of the Company to successfully manage its claims organization outside of California; the Company's ability to successfully allocate the resources used in the states with reduced or exited operations to its operations in other states; changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs and marketing efforts; and legal, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 8, 2018.

MERCURY GENERAL CORPORATION AND SUBSIDIARIES
SUMMARY OF OPERATING RESULTS
(000's except per-share amounts and ratios)
(unaudited)

	Three Months Ended March 31,
	2018	2017
Revenues:
Net premiums earned	$808,084	$789,770
Net investment income	31,510	31,169
Net realized investment (losses) gains	(58,735)	24,460
Other	2,325	2,105
Total revenues	783,184	847,504
Expenses:
Losses and loss adjustment expenses	632,234	606,665
Policy acquisition costs	140,984	142,599
Other operating expenses	65,399	65,188
Interest	4,266	2,453
Total expenses	842,883	816,905
(Loss) income before income taxes	(59,699)	30,599
Income tax (benefit) expense	(17,092)	3,619
Net (loss) income	$(42,607)	$26,980

Basic average shares outstanding	55,332	55,297
Diluted average shares outstanding	55,335	55,312

Basic Per Share Data
Net (loss) income	$(0.77)	$0.49
Net realized investment (losses) gains, net of tax	$(0.84)	$0.29

Diluted Per Share Data
Net (loss) income	$(0.77)	$0.49
Net realized investment (losses) gains, net of tax	$(0.84)	$0.29

Operating Ratios-GAAP Basis
Loss ratio	78.2%	76.8%
Expense ratio	25.5%	26.3%
Combined ratio (a)	103.8%	103.1%

(a)	Combined ratio for the three months ended March 31, 2018 does not sum due to rounding.

MERCURY GENERAL CORPORATION AND SUBSIDIARIES
CONDENSED BALANCE SHEETS AND OTHER INFORMATION
(000's except per-share amounts and ratios)

	March 31, 2018	December 31, 2017
	(unaudited)
ASSETS
Investments, at fair value:
Fixed maturity securities (amortized cost $2,905,798; $2,823,230)	$2,929,132	$2,892,777
Equity securities (cost $498,630; $474,197)	549,786	537,240
Short-term investments (cost $245,571; $302,693)	245,198	302,711
Total investments	3,724,116	3,732,728
Cash	290,070	291,413
Receivables:
Premiums	509,177	474,060
Accrued investment income	42,599	39,368
Other	6,978	6,658
Total receivables	558,754	520,086
Reinsurance recoverables	52,676	56,349
Deferred policy acquisition costs	202,208	198,151
Fixed assets, net	145,853	145,223
Current income taxes	62,663	61,257
Goodwill	42,796	42,796
Other intangible assets, net	19,622	20,728
Other assets	34,029	32,592
Total assets	$5,132,787	$5,101,323

LIABILITIES AND SHAREHOLDERS' EQUITY
Loss and loss adjustment expense reserves	$1,530,973	$1,510,613
Unearned premiums	1,150,344	1,101,927
Notes payable (a)	371,435	371,335
Accounts payable and accrued expenses	132,223	108,252
Deferred income taxes	7,251	22,932
Other liabilities	256,340	224,877
Shareholders' equity	1,684,221	1,761,387
Total liabilities and shareholders' equity	$5,132,787	$5,101,323

OTHER INFORMATION
Common stock shares outstanding	55,332	55,332
Book value per share	$30.44	$31.83
Statutory surplus (b)	$1.56 billion	$1.59 billion
Net premiums written to surplus ratio (b)	2.10	2.02
Debt to total capital ratio (c)	18.2%	17.6%
Portfolio duration (including all short-term instruments)(b)(d)	4.1 years	4.0 years
Policies-in-force (company-wide "PIF")(b)
Personal Auto PIF	1,134	1,121
Homeowners PIF	563	553
Commercial Auto PIF	39	40

(a)	$375 million aggregate face value of 4.40% senior notes due 2027 issued in March 2017 through a public offering, net of unamortized discount and debt issuance costs.
(b)	Unaudited.
(c)	Debt to Debt plus Shareholders' Equity (Debt at face value).
(d)	Modified duration reflecting anticipated early calls.

SUPPLEMENTAL SCHEDULES
(000's except per-share amounts and ratios)
(unaudited)
	Three Months Ended March 31,
	2018	2017

Reconciliations of Comparable GAAP Measures to Operating Measures(a)

Net premiums earned	$808,084	$789,770
Change in net unearned premiums	53,183	21,824
Net premiums written	$861,267	$811,594

Incurred losses and loss adjustment expenses	$632,234	$606,665
Change in net loss and loss adjustment expense reserves	(31,567)	(27,443)
Paid losses and loss adjustment expenses	$600,667	$579,222

Net (loss) income	$(42,607)	$26,980
Less: Net realized investment (losses) gains	(58,735)	24,460
Tax on net realized investment (losses) gains (b)	12,334	(8,561)
Net realized investment (losses) gains, net of tax	(46,401)	15,899
Operating income	$3,794	$11,081

Per diluted share:
Net (loss) income	$(0.77)	$0.49
Less: Net realized investment (losses) gains, net of tax	(0.84)	0.29
Operating income	$0.07	$0.20

Combined ratio	103.8%	103.1%
Effect of estimated prior periods' loss development	(5.3)%	(0.5)%
Combined ratio-accident period basis	98.5%	102.6%

(a)	See "Information Regarding GAAP and Non-GAAP Measures" below.
(b)	Federal statutory rate of 21% and 35% for the three months ended March 31, 2018 and 2017, respectively.

Information Regarding GAAP and Non-GAAP Measures

The Company has presented information within this document containing operating measures which in management's opinion provide investors with useful, industry specific information to help them evaluate, and perform meaningful comparisons of, the Company's performance, but that may not be presented in accordance with GAAP. These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results.

Net income is the GAAP measure that is most directly comparable to operating income. Operating income is net income excluding realized investment gains and losses, net of tax. Operating income is used by management along with the other components of net income to assess the Company's performance. Management uses operating income as an important measure to evaluate the results of the Company's insurance business. Management believes that operating income provides investors with a valuable measure of the Company's ongoing performance as it reveals trends in the Company's insurance business that may be obscured by the effect of net realized investment gains and losses. Realized investment gains and losses may vary significantly between periods and are generally driven by external economic developments such as capital market conditions. Accordingly, operating income highlights the results from ongoing operations and the underlying profitability of the Company's core insurance business. Operating income, which is provided as supplemental information and should not be considered as a substitute for net income, does not reflect the overall profitability of the Company's business. It should be read in conjunction with the GAAP financial results. See "Supplemental Schedules" above for a reconciliation of net income to operating income.

Net premiums earned, the most directly comparable GAAP measure to net premiums written, represents the portion of premiums written that is recognized as revenue in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies. Net premiums written is a statutory financial measure which represents the premiums charged on policies issued during a fiscal period less any applicable reinsurance. Net premiums written is designed to determine production levels and is meant as supplemental information and not intended to replace net premiums earned. Such information should be read in conjunction with the GAAP financial results. See "Supplemental Schedules" above for a reconciliation of net premiums earned to net premiums written.

Incurred losses and loss adjustment expenses is the most directly comparable GAAP measure to paid losses and loss adjustment expenses. Paid losses and loss adjustment expenses excludes the effects of changes in the loss reserve accounts. Paid losses and loss adjustment expenses is provided as supplemental information and is not intended to replace incurred losses and loss adjustment expenses. It should be read in conjunction with the GAAP financial results. See "Supplemental Schedules" above for a reconciliation of incurred losses and loss adjustment expenses to paid losses and loss adjustment expenses.

Combined ratio is the most directly comparable measure to combined ratio-accident period basis. Combined ratio-accident period basis is computed as the difference between two GAAP operating ratios: the combined ratio and prior accident periods' loss development ratio. Management believes that combined ratio-accident period basis is useful to investors and it is used to reveal the trends in the Company's results of operations that may be obscured by development on prior accident periods' loss reserves. Combined ratio-accident period basis is meant as supplemental information and is not intended to replace the GAAP combined ratio. It should be read in conjunction with the GAAP financial results. See "Supplemental Schedules" above for a reconciliation of GAAP combined ratio to combined ratio-accident period basis.

CONTACT: Theodore Stalick, SVP/CFO, (323) 937-1060, www.mercuryinsurance.com